UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2011

Sentry Petroleum Ltd.

 (Exact name of registrant as specified in its charter)

Nevada	000-52794	20-4475552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

999 18th Street, Suite 3000, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (866) 680-7649

______________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 14, 2011, the Company entered into an agreement with Camerts S.A. for funding of up to $3 million through subscription of common equity. Camerts will acquire 227,273 common shares for $500,000 immediately, 400,000 common shares for $1.0 million upon Sentry confirming average gas content of coal of not less than 2.5 cubic meters per ton dry ash free and; for Carbonaceous Shale - not less than average 0.5 cubic meters per ton for shale with total organic content greater than 8 weight percent. The final 535,714 shares will be acquired for $1.5 million upon initial 3P reserve certification. There is no material relationship between the Company and Camerts S.A. beyond the executed subscription agreement.

Closing of the second and third tranches of investment under the Subscription Agreement are subject to certain conditions which are set forth above.  The Company can provide no assurance that these conditions will ever be satisfied to allow it to close on either the second or third tranche of possible investment under the terms of the Subscription Agreement.  In the event that the conditions set forth for the second or third tranche are not satisfied, the investment of Camerts S.A. under the terms of the Subscription Agreement will be limited to $500,000.

The foregoing description is qualified in its entirety by reference to the Subscription Agreement that is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On April 19, 2011 the Company distributed a news release announcing that the agreement with Camerts. A copy of the press release is attached hereto as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description
10.1	Subscription agreement.
99.1	Press Release entitled “Sentry Petroleum Secures Additional Funding” dated April 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 19, 2011

Sentry Petroleum Ltd.

By:	/s/ Dr. Paul Boldy
Name:	Paul Boldy
Title:	Chief Financial Officer and Director